Exhibit 8.1

ANTIS TRIANTAFYLLIDES & SONS LLC

ADVOCATES

CAPITAL CENTER

9TH FLOOR

2-4 Arch. Makarios III Avenue

P.O.Box 21255

1505 NICOSIA, CYPRUS

TELEPHONE: 357 22 360000

TELEFAX: 357 22 670670

WEB SITE: www.triantafyllides.com

GENERAL EMAIL: trianta@triantafyllides.com

OUR REF: OA27136

[…] 2013

Messrs.

[                    ]

Ladies and Gentlemen,

We are acting as Cyprus counsel to Qiwi PLC (the “Company”) in connection with an initial public offering of American Depositary Shares (“ADS”) of the Company.

We have been requested to render this tax opinion (the “Opinion”) on certain matters of Cyprus tax law and, more specifically, to confirm that the statements in the Prospectus dated […] (the “Prospectus”) under the heading “Certain Cypriot Tax Considerations” to the extent that they are statements concerning Cyprus tax law as it may be applicable in relation to the tax consequences stated therein are correct in all material respects (the “Opinion Scope”).

1.	Opinion:

Subject to the qualifications and considerations set out below and having regard to such other legal considerations as we deem relevant and subject to matters not disclosed to us and to matters of fact which would affect the conclusions set out below, our opinion on Cyprus law is set out below:

The statements in the Prospectus under the heading “Certain Cypriot Tax Considerations” to the extent that they are statements as to Cypriot law (and not statements of fact), are correct in all material respects.

2.	Qualifications:

This Opinion is subject to the following qualifications and considerations:

(a)	This Opinion is confined solely to the laws of Cyprus in force at the date of this Opinion and only relates to certain material Cyprus tax consequences as stated in the Prospectus. We have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction.

Antis Triantafyllides & Sons LLC is a limited liability company registered in the Republic of Cyprus with registration number HE 222537

Registered Office: CAPITAL CENTER, 9TH FLOOR, 2-4 Arch. Makarios III Avenue 1065 NICOSIA, CYPRUS

ANTIS TRIANTAFYLLIDES & SONS	Page 2

(b)	This Opinion is solely based on the information as set out in the Prospectus. We have not reviewed any other documents in relation to the Opinion.

(c)	This Opinion is only based on the statements in the Prospectus under the heading “Certain Cypriot Tax Considerations”.

(d)	This Opinion is confined only to the Opinion Scope. No opinion should, therefore, be inferred as to other matters, including any other Cyprus tax issue with respect to those issues or any other matter incidental thereto.

(e)	We have assumed that all factual representations in the Prospectus are accurate and complete. We express no view or opinion on any statements of fact made in the Prospectus.

We express no opinion on any laws other than the laws of Cyprus.

This opinion is for the benefit of the addressees and may not be relied upon or communicated to a third party, without our express consent.

Yours truly,

Antis Triantafyllides & Sons LLC